EXHIBIT 1.2
CONTRIBUTION AGREEMENT
BY AND AMONG
WESTERN REFINING, INC.,
REFINERY COMPANY, L.C.,
RHC HOLDINGS, L.P.,
WESTERN REFINING GP, LLC,
WESTERN REFINING LP, LLC,
WESTERN REFINING COMPANY, L.P.
AND
WESTERN REFINING MERGERSUB, L.P.
DATED AS OF _______, 2005

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CONTRIBUTION AGREEMENT
     This CONTRIBUTION AGREEMENT, dated as of ___, 2005 (this “Agreement”), is by and among Western Refining, Inc., a Delaware corporation (“WNR”), Refinery Company, L.C., a Texas limited liability company (“RC”), RHC Holdings, L.P., a Texas limited partnership (“RHC” and collectively with RC, the “Owners”), Western Refining GP, LLC, a Delaware limited liability company (“WRGP”), Western Refining LP, LLC, a Delaware limited liability company (“WRLP” and collectively with WRGP, the “Partners”), Western Refining Company, L.P., a Delaware limited partnership (“WRC”), and Western Refining MergerSub, L.P., a Delaware limited partnership (“MergerSub”).
W I T N E S S E T H:
     WHEREAS, RC, as the sole general partner, and RHC, as the sole limited partner, currently own all of the outstanding partnership interests of WRC; and
     WHEREAS, WNR owns all of the outstanding limited liability company interests in each of the Partners; and
     WHEREAS, the Owners currently own all of the issued and outstanding common stock, $0.01 par value, of WNR (the “Common Stock”), with RC owning 1 share and RHC owning 99 shares; and
     WHEREAS, the Owners and the Partners desire to effect a business combination whereby WRC shall become an indirect wholly-owned subsidiary of WNR in exchange for which the Owners shall receive additional Common Stock to be issued by WNR at the effective time of such business combination; and
     WHEREAS, pursuant to such business combination (i) WNR shall authorize the issuance of, and contribute, ___shares (the “Shares”) of its Common Stock to the Partners; (ii) the Partners shall subsequently contribute all of the Shares to MergerSub; and (iii) WRC shall thereafter merge with and into MergerSub, with MergerSub being the surviving entity, in exchange for which MergerSub shall distribute the Shares to the Owners based on their respective percentage ownership interests in WRC immediately prior to the effective time of the merger.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     The terms set forth below in this Article I shall have the meanings ascribed to them below or in the part of this Agreement referred to below:
     “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the general rules and regulations under the Securities Exchange Act of 1934, as in effect on the date of this Agreement.

     “Agreement” has the meaning set forth in the introductory paragraph hereto.
     “Board” means the board of directors of WNR.
     “Business Day” means any day other than a Saturday, a Sunday or any other day when banks are not open for business generally in the State of Delaware.
     “Closing” has the meaning set forth in Section 3.1.
     “Closing Date” has the meaning set forth in Section 3.1.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” has the meaning set forth in the Recitals hereto.
     “Delaware LLC Act” means the Limited Liability Company Act of the State of Delaware, as amended.
     “Delaware LP Act” means the Revised Uniform Limited Partnership Act of the State of Delaware, as amended.
     “DGCL” means the General Corporation Law of the State of Delaware, as amended.
     “Effective Time” means immediately prior to the closing under the Underwriting Agreement.
     “Governmental Authorities” means the federal, state, county, city and political subdivisions in which any property of WRC, any Partner, any Owner, MergerSub or WNR, respectively, is located or which exercises jurisdiction over any such property or entity, and any agency, department, commission, board, bureau or instrumentality of any of them which exercises jurisdiction over any such property or entity.
     “IPO” means the initial public offering of the Common Stock contemplated by the Registration Statement.
     “Lien” means a lien, mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, easement, preference, priority, assessment, security interest, lease, sublease, charge, claim, adverse claim, levy, interest of other Persons or other encumbrance of any kind.
     “Loan Documents” means (a) that certain Amended and Restated Term Loan Agreement, dated as of July 29, 2005, among WRC, each lender from time to time party thereto, and Bank of America, N.A. and (b) that certain Revolving Credit Agreement, dated as of July 29, 2005, among WRC, each lender from time to time party thereto, and Bank of America, N.A.
     “Material Adverse Effect” means a material adverse effect on the combined business, operations, properties (including intangible properties), assets, operating results, financial condition or liabilities of WNR, WRGP, WRLP and MergerSub, taken as a whole, or WRC, as applicable; provided, however, that a general decline in the business of the refinery industry as a whole shall not be deemed to be a Material Adverse Effect.

     “MergerSub” has the meaning set forth in the introductory paragraph hereto.
     “MergerSub Partnership Agreement” means that certain Limited Partnership Agreement of MergerSub, dated as of                     , 2005.
     “Owners” has the meaning set forth in the introductory paragraph hereto.
     “Partners” has the meaning set forth in the introductory paragraph hereto.
     “Permitted Liens” means (a) Liens (including mechanics’, workers’, repairers’, materialmens’, warehousemens’, landlord’s and other similar Liens) arising in the ordinary course of business that would not individually or in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject to them and (b) Liens arising under, or in connection with, the Loan Documents.
     “Person” means an individual, corporation, partnership (limited or general), limited liability company, trust, joint stock company, Governmental Authority, unincorporated association or other legal entity.
     “RC” has the meaning set forth in the introductory paragraph hereto.
     “Registration Statement” means that certain Registration Statement on Form S-1, SEC File No. 333-128629, relating to the Common Stock as filed with the SEC by WNR, and any amendments thereto.
     “RHC” has the meaning set forth in the introductory paragraph hereto.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Shares” has the meaning set forth in the Recitals hereto.
     “Underwriting Agreement” has the meaning set forth in Section 8.1(c).
     “WNR” has the meaning set forth in the introductory paragraph hereto.
     “WRC” has the meaning set forth in the introductory paragraph hereto.
     “WRC Partnership Agreement” means that certain Second Amended and Restated Limited Partnership Agreement of WRC, dated as of August 29, 2003.
     “WRGP” has the meaning set forth in the introductory paragraph hereto.
     “WRGP LLC Agreement” means that certain Limited Liability Company Agreement of WRGP, dated as of                     , 2005.

     “WRLP” has the meaning set forth in the introductory paragraph hereto.
     “WRLP LLC Agreement” means that certain Limited Liability Company Agreement of WRLP, dated as of                     , 2005.
ARTICLE II
CONTRIBUTION AND MERGER TRANSACTIONS
     Section 2.1 Contribution of Shares. Immediately prior to the Effective Time, (a) WNR shall contribute ___Shares to WRGP and ___Shares to WRLP; and (b) each Partner shall then contribute all of its respective Shares to MergerSub.
     Section 2.2 Merger of WRC into MergerSub. Immediately prior to the Effective Time, WRC shall merge, pursuant to an agreement and plan of merger, substantially in the form attached hereto as Exhibit A, with and into MergerSub in exchange for ___Shares representing ___% of the total outstanding shares of Common Stock, with ___such Shares (or ___%) being distributed to RC and ___such Shares (or ___%) being distributed to RHC.
     Section 2.3 Issuance of New Certificates. At the Closing, WNR shall issue to each Owner a certificate or certificates representing the number of Shares issued to such Person pursuant to Section 2.2.
     Section 2.4 Certificate Legends. The certificates evidencing the Common Stock delivered pursuant to Section 2.3 shall bear a legend substantially in the form set forth below and containing such other information as WNR may deem necessary or appropriate:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS OR PURSUANT TO AN EXEMPTION THEREFROM, WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS CORPORATION, IS AVAILABLE.
     Section 2.5 Fractional Shares. No fractional shares of Common Stock or scrip shall be issued as a result of the transactions contemplated by Section 2.2. Instead of any fractional share of Common Stock which would otherwise be issuable as a result of the such transactions, WNR shall pay a cash adjustment in respect of such fractional interest in a per share amount equal to the initial public offering price of the Common Stock.
     Section 2.6 Certain Adjustments. The Board may adjust the number of Shares to be received by each Owner pursuant to Section 2.2 in order to reflect a capitalization of WNR that the Board reasonably determines to be in the best interests of WNR and its stockholders based on the actual pricing of the IPO; provided, however, that any such adjustment shall be made on a pro rata basis in accordance with the relative percentages of total outstanding shares of Common Stock contemplated by Section 2.2.

ARTICLE III
CLOSING
     Section 3.1 Time and Place. The closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002 upon satisfaction or waiver of the conditions contained in Article VIII and immediately prior to the Effective Time, or at such other place or time as the parties hereto may mutually agree. The date of the Closing is referred to herein as the “Closing Date.”
     Section 3.2 Deliveries at Closing. Subject to the provisions of Article IX hereof, at the Closing, there shall be delivered the certificates and other documents required to be delivered pursuant to Article IX hereof.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE OWNERS
AND CONCERNING WRC
     Each Owner represents and warrants to the other parties to this Agreement, with respect to itself and WRC, that the statements contained in this Article IV are correct and complete as of the date hereof.
     Section 4.1 Organization and Qualification of WRC. WRC is a limited partnership duly organized under the Delaware LP Act and is validly existing and in good standing under the laws of the State of Delaware. WRC has all requisite limited partnership power and authority to own, operate or lease its properties and to carry on its business as now being conducted. WRC is duly qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualifications necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect.
     Section 4.2 Capitalization of WRC.
          (a) RC is the sole general partner of WRC, with a 1% general partner interest in WRC; such general partner interest has been duly authorized and validly issued in accordance with the WRC Partnership Agreement and is owned by RC free and clear of all Liens (other than those arising under this Agreement and restrictions on sales to the public of securities under applicable securities laws) and has no outstanding agreement, understanding or obligation to sell, transfer or deliver such general partner interest.
          (b) RHC is the sole limited partner of WRC, with a 99% limited partner interest in WRC; such limited partner interest has been duly authorized and validly issued in accordance with the WRC Partnership Agreement and is fully paid (to the extent required under the WRC Partnership Agreement) and nonassessable (except as such nonassessability may be affected by the relevant provisions of the Delaware LP Act); and RHC owns such limited partner interest free and clear of all Liens (other than those arising under this Agreement and restrictions on sales to the public of securities under applicable securities laws) and has no outstanding agreement, understanding or obligation to sell, transfer or deliver such limited partner interest.

          (c) There are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating WRC to issue, deliver or sell, or cause to be issued, delivered or sold, additional partnership interests in WRC.
     Section 4.3 Authority, Authorization and Enforceability.
          (a) Each of WRC and each Owner has the requisite power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
          (b) The execution and delivery by RC of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder have been duly and validly authorized by the board of managers of RC, and no other company actions by RC or its members are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
          (c) The execution and delivery by RHC of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder have been duly and validly authorized by its general partner and all of its limited partners, and no other partnership actions by RHC or its partners are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
          (d) The execution and delivery by WRC of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder have been duly and validly authorized by each of the Owners, and no other partnership actions by WRC or any Owner are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
          (e) This Agreement and each instrument required hereby have been duly executed and delivered by WRC and each Owner and (assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto) constitute the valid and legally binding obligations of WRC and each Owner, enforceable against WRC and each Owner in accordance with their terms, except that (i) such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors’ rights or debtors’ obligations generally, and to general equity principles, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 4.4 No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by, and receipt of all permits and orders of Governmental Authorities required in connection with the consummation of the transactions contemplated by this Agreement, and the receipt of all approvals or consents required to be obtained from third parties other than WRC and the Owners (none of which the failure to obtain would, individually or in the aggregate, have a material adverse effect on the ability of WRC or any Owner to consummate the transactions contemplated by this Agreement), neither the execution and delivery by WRC or the Owners of this Agreement or any instrument required hereby to be executed and delivered by them at the Closing nor the performance by WRC or the Owners of their obligations hereunder or thereunder will (a) violate or breach the terms of, or cause a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon, any of the properties or assets of WRC or the partnership interests in WRC held by any Owner under (i) any law, regulation or order of any Governmental Authority applicable to WRC or any Owner, (ii) the WRC Partnership Agreement or the partnership agreement, limited liability company agreement or similar organizational document of any Owner, or (iii) except for the Loan Documents, any contract, agreement or other instrument or obligation to which WRC or any Owner is a party or by which it or any of its properties or assets is bound, or (b) with the passage of time, the giving of notice or the taking of any action by a third party, have any of the effects set forth in clause (a) of this Section 4.4, except in any such case for any matters described in this Section 4.4 that would not have a Material Adverse Effect.
     Section 4.5 Title to Assets. WRC has good and indefeasible title to all of its assets and properties, free and clear of all Liens, except for Permitted Liens.
     Section 4.6 Litigation. There are no suits, actions, proceedings or investigations pending or threatened against WRC or any Owner (a) seeking to prevent or delay the Closing or (b) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on WRC or any Owner’s ability to perform its obligations with respect to the transactions contemplated by this Agreement. WRC is not subject to any continuing court or administrative order, writ, injunction or decree applicable to it or its assets. There are no judgments against WRC or any Owner.
     Section 4.7 Bankruptcy. There are no bankruptcy, reorganization or rearrangement proceedings under any bankruptcy, insolvency, reorganization, moratorium or other similar laws with respect to creditors pending against, being contemplated by, or, to the knowledge of any Owner, threatened against WRC or any Owner.
     Section 4.8 Brokerage Fees and Commissions. Neither WRC nor any Owner has, directly or indirectly, incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in connection with this Agreement for which any of the other parties hereto shall incur any liability.
     Section 4.9 No Distribution. Each Owner is an experienced and knowledgeable investor in the refinery industry, is able to bear the economic risks of its acquisition and ownership of the Common Stock and is capable of evaluating (and has evaluated) the merits and risks of WNR and the acquisition and ownership of the Common Stock. Prior to entering into this Agreement, each Owner had the opportunity to obtain the advice of Persons, such as legal and tax advisors, that it deemed appropriate concerning the transactions contemplated by this Agreement. Each Owner is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, and will acquire the Common Stock for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky laws or any other applicable securities laws.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF WNR
     WNR represents and warrants to the other parties to this Agreement that the statements contained in this Article VI are correct and complete as of the date hereof.
     Section 5.1 Organization of WNR. WNR is a corporation duly organized under the DGCL and is validly existing and in good standing under the laws of the State of Delaware. WNR is a recently formed corporation and has no assets, liabilities, business or operations.
     Section 5.2 Capitalization.
          (a) The authorized capital stock of WNR consists of 240,000,000 shares of Common Stock, of which 100 shares are issued and outstanding. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any Person.
          (b) Except with respect to the IPO or as contemplated in the Registration Statement, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating WNR or any subsidiary of WNR to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of WNR or any subsidiary of WNR or obligating WNR or any subsidiary of WNR to grant, extend or enter into any such agreement or commitment.
     Section 5.3 Authority, Authorization and Enforceability.
          (a) WNR has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
          (b) The execution and delivery by WNR of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder have been duly and validly authorized by the Board, and no other corporate actions by WNR or its stockholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (c) This Agreement and each instrument required hereby have been duly executed and delivered by WNR and (assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto) constitute the valid and legally binding obligations of WNR, enforceable against WNR in accordance with their terms, except that (i) such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors’ rights or debtors’ obligations generally, and to general equity principles, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     Section 5.4 No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all permits and orders of, Governmental Authorities required in connection with the consummation of the transactions contemplated by this Agreement, neither the execution and delivery by WNR of this Agreement or any instrument required hereby to be executed and delivered by it at the Closing nor the performance by WNR of its obligations hereunder or thereunder will (a) violate, or breach the terms of, or cause a default under (i) any law, regulation or order of any Governmental Authority applicable to WNR or (ii) WNR’s certificate of incorporation and bylaws or (b) with the passage of time, the giving of notice or the taking of any action by a third party, have any of the effects set forth in clause (a) of this Section 5.4, except in any such case for any matters described in this Section 5.4 that would not have an Material Adverse Effect.
     Section 5.5 Litigation. There are no suits, actions, proceedings or investigations pending or threatened against WNR (a) seeking to prevent or delay the Closing or (b) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on WNR’s ability to perform its obligations with respect to the transactions contemplated by this Agreement. WNR is not subject to any continuing court or administrative order, writ, injunction or decree applicable to it. There are no judgments against WNR.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE PARTNERS
AND CONCERNING MERGERSUB
     Each Partner represents and warrants to the other parties hereto, with respect to itself and MergerSub, that the statements contained in this Article VI are correct and complete as of the date hereof.
     Section 6.1 Organization of Partners. Each Partner is a limited liability company duly organized under the Delaware LLC Act and is validly existing and in good standing under the laws of the State of Delaware. MergerSub is a recently formed limited partnership and has no assets, liabilities, business or operations.
     Section 6.2 Capitalization of MergerSub.
          (a) WRGP is the sole general partner of MergerSub with a 1% general partner interest in MergerSub; such general partner interest has been duly authorized and validly issued in accordance with the MergerSub Partnership Agreement and is owned by WRGP free and clear of all Liens (other than those arising under this Agreement and restrictions on sales to the public of securities under applicable securities laws) and has no outstanding agreement, understanding or obligation to sell, transfer or deliver such general partner interest.

          (b) WRLP owns beneficially and of record a 99% limited partner interest in MergerSub; such limited partner interest has been duly authorized and validly issued in accordance with the MergerSub Partnership Agreement and is fully paid (to the extent required under the MergerSub Partnership Agreement) and nonassessable (except as such nonassessability may be affected by the relevant provisions of the Delaware LP Act); and WRLP owns such limited partner interest free and clear of all Liens (other than those arising under this Agreement and restrictions on sales to the public of securities under applicable securities laws) and has no outstanding agreement, understanding or obligation to sell, transfer or deliver such limited partner interest.
          (c) There are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating MergerSub to issue, deliver or sell, or cause to be issued, delivered or sold, additional partnership interests in MergerSub.
     Section 6.3 Authority, Authorization and Enforceability.
          (a) MergerSub and the Partners each have the requisite power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
          (b) The execution and delivery by each Partner of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder have been duly and validly authorized by the board of managers of each of Partner, and no other company actions by the Partners or their sole member are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
          (c) The execution and delivery by MergerSub of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder have been duly and validly authorized by its general partner and its limited partners, and no other partnership actions by MergerSub or any Partner are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
          (d) This Agreement and each instrument required hereby have been duly executed and delivered by MergerSub and each Partner and (assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto) constitute the valid and legally binding obligations of MergerSub and each Partner, enforceable against MergerSub and each Partner in accordance with their terms, except that (i) such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors’ rights or debtors’ obligations generally, and to general equity principles, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     Section 6.4 No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by, and receipt of all permits and orders of Governmental Authorities required in connection with the consummation of the transactions contemplated by this Agreement, and the receipt of all approvals or consents required to be obtained from third parties other than MergerSub and the Partners (none of which the failure to obtain would, individually or in the aggregate, have a material adverse effect on the ability of MergerSub or any Partner to consummate the transactions contemplated by this Agreement), neither the execution and delivery by MergerSub or the Partners of this Agreement or any instrument required hereby to be executed and delivered by it at the Closing nor the performance by MergerSub or the Partners of its obligations hereunder or thereunder will (a) violate or breach the terms of or cause a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon, any of the properties or assets of MergerSub or the partnership interests in MergerSub held by the Partners under (i) any law, regulation or order of any Governmental Authority applicable to MergerSub or any Partner, (ii) the MergerSub Partnership Agreement or the certificate of formation, limited liability company agreement or similar organizational document of any Partner, or (iii) any contract, agreement or other instrument or obligation to which MergerSub or any Partner is a party or by which it or any of its properties or assets is bound, or (b) with the passage of time, the giving of notice or the taking of any action by a third party, have any of the effects set forth in clause (a) of this Section 4.4, except in any such case for any matters described in this Section 4.4 that would not have a Material Adverse Effect.
     Section 6.5 Title to Assets. MergerSub has good and indefeasible title to all of its assets and properties, free and clear of all Liens, except for Permitted Liens.
     Section 6.6 Litigation. There are no suits, actions, proceedings or investigations pending or threatened against MergerSub or any Partner (a) seeking to prevent or delay the Closing or (b) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the ability of MergerSub or any Partner to perform its obligations with respect to the transactions contemplated by this Agreement. MergerSub is not subject to any continuing court or administrative order, writ, injunction or decree applicable to it or its assets. There are no judgments against MergerSub or any Partner.
     Section 6.7 Bankruptcy. There are no bankruptcy, reorganization or rearrangement proceedings under any bankruptcy, insolvency, reorganization, moratorium or other similar laws with respect to creditors pending against, being contemplated by, or, to the knowledge of any Partner, threatened against MergerSub or any Partner.

     Section 6.8 Brokerage Fees and Commissions. Neither MergerSub nor any Partner has, directly or indirectly, incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in connection with this Agreement for which any of the other parties hereto shall incur any liability.
ARTICLE VII
COVENANTS
     Section 7.1 Ordinary Course of Business. Between the date of this Agreement and the earlier to occur of the Effective Time or the termination of this Agreement, each Partner and each Owner shall cause MergerSub and WRC, respectively, to carry on their respective businesses diligently and in the ordinary course and consistent with past practice, and, without limiting the generality of the foregoing, the Partners and the Owners shall use commercially reasonable efforts to preserve the respective business organizations of MergerSub and WRC intact, keep available the services of their respective present officers and employees and preserve their respective present relationships with persons having business dealings with it.
     Section 7.2 Restricted Activities and Transactions. Except as otherwise contemplated herein or in the Registration Statement, between the date of this Agreement and the earlier to occur of the Effective Time or the termination of this Agreement, (a) the Owners shall not sell, transfer or otherwise deliver their respective partnership interests in WRC, (b) the Partners shall not sell, transfer or otherwise deliver their respective partnership interests in MergerSub and (c) WNR shall not, and the Owners shall cause WRC not, and the Partners shall cause MergerSub not, to:
          (i) issue or commit to issue any of its capital stock, partnership interests or other ownership or equity interests;
          (ii) grant or commit to grant any options, warrants, convertible securities or other rights to subscribe for, purchase or otherwise acquire any shares of its capital stock, partnership interests or other ownership or equity interests;
          (iii) declare, set aside, or pay any dividend or distribution or make any other payment with respect to its capital stock, partnership interests or other ownership interests except in the ordinary course and consistent with past practice;
          (iv) directly or indirectly redeem, purchase or otherwise acquire or commit to acquire any of its capital stock, partnership interests or other ownership or equity interests;
          (v) effect a split or reclassification of any of its capital stock or a recapitalization or other reorganization;
          (vi) amend or otherwise alter its certificate of incorporation, bylaws, certificate of limited partnership or limited partnership agreement or other governing instruments;
          (vii) enter into or make any change in any of its employee benefit plans or grant any increase in compensation (other than increases in compensation in the ordinary course of business), or provide any special severance arrangement involving any of its employees, officers or directors;
          (viii) create, assume or permit to exist any Lien on any of its assets, tangible or intangible, except (A) Permitted Liens or (B) in the ordinary course of business consistent with past practice;
          (ix) except in the ordinary course of business consistent with past practice or as otherwise contemplated or permitted in this Agreement or the Registration Statement, (A) borrow, or agree to borrow, any funds or voluntarily incur, assume or become subject to, whether directly or by way of guaranty or otherwise, any obligation or liability (absolute or contingent) in excess of $5,000,000, except as permitted under its existing credit facilities and in connection with any renewal, modification or rearrangement thereof which is on terms and conditions not materially less favorable to the respective borrower and which does not provide for an increase in the maximum borrowing amount, (B) cancel or agree to cancel any debts or claims, (C) lease, sublease, sell or transfer, agree to sublease, sell or transfer, or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights having a fair market value in excess of $2,000,000 or (D) make or permit any material amendment or termination of any material contract, agreement, license or other right to which it is a party;
          (x) settle any threatened or pending litigation that is not fully covered by insurance other than for immaterial consideration or for an amount less than that reserved as of the date hereof for such litigation on its books and records; or
          (xi) commit itself to do any of the foregoing.
     Section 7.3 Commercially Reasonable Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions as contemplated by this Agreement and to cooperate in connection with the foregoing, including commercially reasonable efforts:
          (a) to obtain any necessary waivers, consents and approvals from other parties to material notes, licenses, agreements and other instruments and obligations;
          (b) to obtain any material consents, approvals, authorizations and permits required to be obtained under any federal, state or local statute, rule or regulation;
          (c) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions as contemplated hereby; and
          (d) to effect promptly all necessary filings and notifications and prompt submissions of information requested by Governmental Authorities.
     Section 7.4 Access to Information. From the date hereof to the Effective Time, each of the parties hereto shall afford the officers, employees and representatives of the other parties, complete access at all reasonable times to its respective officers, employees, agents, properties, books and records, as applicable, and shall furnish the others all financial, operating and other data and information as the others, through their officers, employees or representatives, may reasonably request.
     Section 7.5 Tax Reporting. Each of the parties hereto agrees to treat for federal income tax purposes the consummation of the transactions contemplated hereby as (a) the contribution of the assets of WRC subject to the liabilities of WRC, to WNR in exchange for the Shares as a transaction constituting an exchange described in Section 351(a) of the Code and (b) the distribution of the Shares to the Owners in proportion to their respective percentage ownership interests in WRC in liquidation of WRC. Each of the parties hereto agrees to treat WRGP, WRLP and MergerSub as disregarded entities for federal income tax purposes as provided in Treas. Reg. § 301.7701-3(b)(1)(ii), and no elections will be made to treat any of such entities as an association taxable as a corporation for federal income tax purposes. Each party will report in its federal income tax return for its taxable year which includes the Effective Time all information required to be reported to the Internal Revenue Service with respect to the transactions contemplated hereby pursuant to applicable Internal Revenue Service form instructions or federal income tax regulations.
     Section 7.6 Blue Sky. WNR shall use commercially reasonable efforts to obtain, prior to the Effective Time, all necessary blue sky approvals required to permit the issuance of Common Stock in accordance with the provisions of this Agreement.
     Section 7.7 Notification of Certain Matters. Each party hereto will give prompt notice of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such Person contained herein to be untrue or inaccurate in any material respect at or prior to the Effective Time, (b) any material failure of any such Person to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person hereunder and (c) any material adverse change in the business, operations, operating results or financial condition of such party. The delivery or deemed delivery of any notice pursuant to this Section 7.7 shall not be deemed to (x) modify the representations or warranties hereunder of the party delivering such notice, (y) modify the conditions set forth in Article VIII, or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.
     Section 7.8 Further Assurances. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.
ARTICLE VIII
CONDITIONS
     Section 8.1 Conditions to Obligations of Each Party. Notwithstanding any other provision of this Agreement, the respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) no order shall have been entered and remained in effect in any action or proceeding before any federal, foreign or state court or Governmental Authority that would prevent or make illegal the consummation of the transactions contemplated herein;
          (b) the Registration Statement shall be effective on the Closing Date and all post-effective amendments filed shall have been declared effective or shall have been withdrawn, and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the SEC;
          (c) WNR and the underwriters named in the Registration Statement shall have executed an underwriting agreement for a firm commitment underwriting as described in the Registration Statement (the “Underwriting Agreement”);
          (d) all other approvals of Persons shall have been obtained (i) the granting of which is necessary for the consummation of the transactions contemplated herein and (ii) the non-receipt of which will have a Material Adverse Effect;
          (e) the representations and warranties of the parties hereto contained in this Agreement shall have been true and correct as of the date of execution of this Agreement, except for such failures to be true which (i) have been cured prior to the Closing Date or (ii) do not, in the aggregate, constitute a Material Adverse Effect;
          (f) the agreements and covenants of the parties hereto to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed, except for such failures to comply or perform which do not, in the aggregate, constitute a Material Adverse Effect;
          (g) no Material Adverse Effect shall have occurred since the date of this Agreement; and
          (h) each of the Owners shall have withdrawn as partners from WRC in accordance with the WRC Partnership Agreement and the Delaware LP Act.
ARTICLE IX
TERMINATION
     Section 9.1 Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, at any time prior to the Effective Time:
          (a) by any party hereto in the event of a Material Adverse Effect that is incapable of being cured, remedied or reversed within 90 days of such event, provided that such party or its operations are not responsible for the occurrence of such Material Adverse Effect;
          (b) by any party hereto if the Effective Time shall not have occurred on or before March 1, 2006 (unless the Effective Time has not occurred as the result of a breach of the terms hereof by the party desiring to exercise the termination right, which date may be extended by mutual agreement of the parties hereto); or

          (c) by any party hereto if a final unappealable order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, consummation of this Agreement or the transactions contemplated in connection herewith shall have been entered.
     Section 9.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 9.1, the parties hereto shall have no obligation or liability to any other party hereto except the provisions of this Section and Section 9.3, Section 10.5, Section 10.6, Section 10.9 and Section 10.10 hereof shall survive any such termination and, except as provided in this Section 9.2, all documents executed in connection with this Agreement shall be null and void.
     Section 9.3 Fees and Expenses. Each party hereto shall be responsible for its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.
ARTICLE X
MISCELLANEOUS
     Section 10.1 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto.
     Section 10.2 Nonsurvival of Representations and Warranties. No representation and warranty made in this Agreement shall survive the Effective Time. This Section 10.2 shall not limit the term of any covenant or agreement which by its terms contemplates performance after the Effective Time.
     Section 10.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, devisees and assigns. Except as set forth in this Agreement, this Agreement shall not be assignable until after the Closing Date by the parties hereto, except with the prior written consent of the other parties.
     Section 10.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if delivered in person, by cable, telegram, telex or telecopy and shall be deemed to have been duly given three business days after deposit with a United States post office if delivered by registered or certified mail (postage prepaid, return receipt requested) to the applicable party at 600 Trowbridge Drive, El Paso, Texas 79905, with a copy to Robert V. Jewell, Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002, or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.
     Section 10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware.

     Section 10.6 Severability. If any term or other provisions of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner material to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.
     Section 10.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original document, but all of which together shall constitute one and the same agreement.
     Section 10.8 Headings. The Section headings herein are for convenience only and are not intended to be part of or to affect the meaning or interpretation of the Agreement.
     Section 10.9 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to any injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedies to which they are entitled at law or in equity. In addition, each of the parties hereto consents to submit itself to the personal jurisdiction of any federal or state court sitting in the State of Delaware in the event that any dispute arises out of this Agreement and agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
     Section 10.10 Entire Agreement; Third Party Beneficiaries. This Agreement, including the documents and information supplied in writing and instruments referred to herein, constitute the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or between any of them, with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, including the documents and information supplied in writing and instruments referred to herein, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed as of the date first above written.

Western Refining, Inc.

By:

Name:

Title:

Western Refining Company, L.P.
By: Refinery Company, L.C., its general partner

By:

Name:

Title:

Western Refining MergerSub, L.P.
By: Western Refining GP, LLC, its general partner

By:

Name:

Title:

Western Refining GP, LLC

By:

Name:

Title:

Western Refining LP, LLC

By:

Name:

Title:

Refinery Company, L.C.

By:

Name:

Title:

RHC Holdings, L.P.
By: WRC Refining Company, its general partner

By:

Name:

Title:

Exhibit A
AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (“Agreement and Plan of Merger”), dated as of this ___day of ___, 2005, by and between Western Refining Company, L.P., a Delaware limited partnership (“WRC”), on the one hand, and Western Refining MergerSub, L.P., a Delaware limited partnership (“MergerSub”), on the other hand;
W I T N E S S E T H:
     WHEREAS, WRC is a limited partnership organized and existing under and by virtue of the laws of the State of Delaware; and
     WHEREAS, MergerSub is a limited partnership organized and existing under and by virtue of the laws of the State of Delaware; and
     WHEREAS, the sole general partner and sole limited partner of WRC are Refinery Company, L.C., a Texas limited liability company (“RC”), and RHC Holdings, L.P., a Texas limited partnership (“RHC”), respectively; and
     WHEREAS, the sole general partner and sole limited partner of MergerSub is Western Refining GP, LLC, a Delaware limited liability company (“WRGP”), and Western Refining LP, LLC, a Delaware limited liability company (“WRLP”), respectively; and
     WHEREAS, the partners of WRC and the partners of MergerSub deem it desirable and in the best interests of the respective entities and their partners that WRC be merged into and with MergerSub, such that MergerSub shall be the surviving entity of the merger and consolidation, whose name upon giving effect to such merger shall be “Western Refining Company, L.P.” and which is hereinafter sometimes called the “Surviving Company”, as authorized by the statutes of the State of Delaware and under and pursuant to the terms and conditions herein set forth, and each such partner has duly approved of and authorized the terms and conditions of this Agreement and Plan of Merger;
     NOW, THEREFORE, in consideration of the mutual promises and covenants, and subject to the terms and conditions herein set forth, the parties hereto hereby agree as follows:
     1. The name and state of formation of each of the entities proposing to merge and consolidate are:

Name	State of Formation

Western Refining Company, L.P.	Delaware
Western Refining MergerSub, L.P.	Delaware
     2. The parties hereto shall be merged into a single limited partnership by WRC merging into and with MergerSub, the Surviving Company, which Surviving Company shall survive the merger pursuant to, and shall be deemed to continue to exist under and be governed by, the provisions of the Revised Uniform Limited Partnership Act of the State of Delaware, and

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whose name, upon and after the effectiveness of the merger, shall be “WESTERN REFINING COMPANY, L.P.” The address of the principal place of business of the Surviving Company in its state of formation shall continue to be the same address as prior to the effectiveness of the merger. Upon such merger, the separate limited partnership existence of WRC shall cease and terminate, and the Surviving Company shall become the owner, without other transfer, of all of the rights, franchises and properties, of every type and nature, of WRC, and shall become subject to all of the debts and liabilities of WRC to the extent that such entity was subject to such debts and liabilities.
     3. The Certificate of Limited Partnership and the Limited Partnership Agreement of the Surviving Company shall, upon the merger becoming effective, be the Certificate of Limited Partnership and the Limited Partnership Agreement of MergerSub as in effect immediately prior to the effective date of the merger and without any further changes therein until the same shall be altered, amended or repealed or until new Certificates of Limited Partnership and Limited Partnership Agreements are adopted as provided therein and by law.
     4. The names and addresses of the officers of the Surviving Company are those names and addresses of the officers, respectively, of MergerSub immediately prior to the effective date of the merger.
     5. Partnership interests of WRC and MergerSub shall be converted, exchanged or cancelled as follows:
     (a) Outstanding Partnership Interests of WRC: The partnership interests outstanding on the effective date of the merger, which are held 99% by RHC and 1% by RC, shall together and in the aggregate be automatically cancelled and exchanged for ___shares and ___shares, respectively, of common stock, $0.01 par value, of Western Refining, Inc., a Delaware corporation, which are owned by MergerSub immediately prior to the merger becoming effective.
     (b) Outstanding Partnership Interests of MergerSub: The partnership interests of MergerSub outstanding immediately prior to the merger becoming effective shall be unchanged immediately following the merger.
     6. This Agreement and Plan of Merger shall be submitted to the respective partners for their approval in the manner provided by the applicable laws of the State of Delaware. After approval thereof by the partners of such entities in the manner provided by the applicable laws of the State of Delaware, all required documents shall be executed, filed and recorded and all required acts shall be done in order to accomplish the merger under the provisions of the applicable laws of the State of Delaware.
     7. This Agreement and Plan of Merger may be terminated and abandoned by action of the respective general partner of WRC and MergerSub at any time prior to the filing and recording of all required documents under the laws of the State of Delaware, whether before or after approval by the respective partners of WRC or MergerSub.
[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective officers effective on and as of the date above written.

Western Refining Company, L.P.
By: Refinery Company, L.C., its general partner

By:

Name:

Title:

Western Refining MergerSub, L.P.
By: Western Refining GP, LLC, its general partner

By:

Name:

Title:

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